Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 19, 2008 accompanying the consolidated financial statements of EIS Electronic Integrated Systems, Inc. for the years ended September 30, 2006 and September 30, 2007 included in this Current Report on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of Image Sensing Systems, Inc. and subsidiaries on Forms S-8 (File No. 333-142449, effective April 30, 2007; File No. 333-82546, effective February 11, 2002; File No. 333-86169, effective August 30, 1999; and File No. 333-09289, effective July 31, 1996) and on Form S-3 (File No. 333-41706, effective July 19, 2000).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

February 20, 2008